                                  EXHIBIT 4.1

                                                                     EXHIBIT 4.1



                          CONSOLIDATED-TOMOKA LAND CO.

                               STOCK OPTION PLAN


                              AMENDED and RESTATED
                             (Adopted May 3, 1995)
                           (Effective April 26, 1995)





                                  Prepared by:

                                Holland & Knight
                            200 South Orange Avenue
                                   Suite 2600
                             Orlando, Florida 32801
                                 (407) 425-8500

                               Table of Contents



1.       Purpose.................................................    1

2.       Definitions.............................................    1
         (a)     "Board".........................................    1
         (b)     "Code"..........................................    1
         (c)     "Committee".....................................    1
         (d)     "Common Stock"..................................    1
         (e)     "Company".......................................    1
         (f)     "Continuous Service"............................    1
         (g)     "Date of Grant".................................    2
         (h)     "Employee"......................................    2
         (i)     "Fair Market Value".............................    2
         (j)     "Incentive Stock Option"........................    2
         (k)     "Option"........................................    2
         (l)     "Option Period".................................    2
         (m)     "Optionee"......................................    2
         (n)     "Plan"..........................................    2
         (o)     "Share".........................................    3
         (p)     "Stock Appreciation Right"......................    3
         (q)     "Subsidiary"....................................    3

3.       Administration..........................................    3

4.       Shares Subject to Option................................    4

5.       Participants............................................    4
         (a)     Eligible Employees..............................    4
         (b)     No Right of Employment..........................    4

6.       Option Requirements.....................................    5
         (a)     Written Option..................................    5
         (b)     Duration of Option..............................    5
         (c)     Option Exercisability...........................    5
         (d)     Acceleration of Vesting.........................    5
         (e)     Exercise Price..................................    5
         (f)     Termination of Services.........................    5
         (g)     Death...........................................    6
         (h)     Retirement......................................    6
         (i)     Disability......................................    6

7.       Incentive Stock Options.................................    6
         (a)     Ten Percent Shareholders........................    6
         (b)     Prior Outstanding Options.......................    7
         (c)     Maximum Option Grants...........................    7

8.       Nonstatutory Options.....................................   7
         (a)     Exercise Price...................................   7
         (b)     Option Exercisability............................   7

9.       Stock Appreciation Rights................................   7
         (a)     Exercise.........................................   7
         (b)     Forfeiture of SAR................................   7
         (c)     Termination of SARs..............................   7
         (d)     Payment on Exercise..............................   8

10.      Method of Exercise.......................................   8

11.      Taxes; Compliance with Law; Approval of Regulatory
         Bodies...................................................   8

12.      Assignability............................................   9

13.      Adjustment Upon Change of Shares.........................   9

14.      Change in Control........................................  10

15.      Liability of the Company.................................  10

16.      Amendment and Termination of Plan........................  10

17.      Expenses of Plan.........................................  10

18.      Duration of Plan.........................................  10

19.      Applicable Law...........................................  11

20.      Effective Date...........................................  11


                          CONSOLIDATED-TOMOKA LAND CO.

                               STOCK OPTION PLAN

                           (Effective April 26, 1995)

         1. Purpose. The purpose of this Stock Option Plan (the "Plan") is to further the interest of the Company, its subsidiaries and its shareholders by providing incentives in the form of stock option and stock appreciation right grants to key employees who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company and its subsidiaries in attracting and retaining key persons. The options granted under this Plan may be incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory options taxed under Section 83 of the Internal Revenue Code of 1986, as amended.

         2.      Definitions.  The following definitions shall apply to this
Plan:

          (a)    "Board" means the board of directors of the Company.

          (b)    "Code" means the Internal Revenue Code of 1986, as amended.

          (c) "Committee" means the Committee consisting of two (2) persons appointed by the Board. If no Committee is appointed, the term "Committee" means the Board, except in those instances where the text clearly indicates otherwise.

          (d) "Common Stock" means the Common Stock, par value one dollar ($1.00) per share, of the Company or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 13 herein.

          (e)    "Company" means Consolidated-Tomoka Land Co.

          (f) "Continuous Service" means the absence of any interruption or termination of employment with or service to the Company or any parent or subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or, in the case of transfers between locations of the Company or between the Company, its parent, its subsidiaries or its successor.





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


          (g) "Date of Grant" means the date on which the Committee grants an Option.

          (h) "Employee" means any person employed on an hourly or salaried basis by the Company or any parent or subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

          (i) "Fair Market Value" means the fair market value of the Common Stock on the Date of Grant. If the Common Stock is not publicly traded, the Board shall determine the fair market value of the Shares as of the Date of Grant by using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is publicly traded, the fair market value is the mean between the closing bid and asked prices of the Common Stock as reported by the National Association of Securities Dealers Automated Quotations ("NASDAQ") on the Date of Grant, regardless of trades on that date, or if the Common Stock is listed on a stock exchange, the mean between the high and low sales prices of the stock on that date, as reported in the Wall Street Journal. If trading in the stock or a price quotation does not occur on the Date of Grant, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value. Notwithstanding the foregoing, should any nonstatutory Option be granted during the ninety (90) day period beginning on March 8, 1990, "Fair Market Value" for all purposes related to Shares or SARs subject to such Option shall be determined as of March 8, 1990.

          (j) "Incentive Stock Option" means a stock option, granted pursuant to either this Plan or any other plan of the Company, that satisfies the requirements of Section 422 of the Code and that entitles the Options to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

          (k)    "Option" means a stock option granted pursuant to the Plan.

          (l) "Option Period" means the period beginning on the Date of Grant and ending on the day prior to the tenth (10th) anniversary of the Date of Grant or such shorter ending date as is set by the Committee and set forth in the stock option agreement between the Company and an Optionee.

          (m)    "Optionee" means an Employee who receives an Option.

          (n)    "Plan" means the Consolidated-Tomoka Land Co. Stock Option
Plan.





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


          (o) "Share" means the Common Stock, as adjusted in accordance with paragraph 13 or the Plan.

          (p) "Stock Appreciation Right" or "SAR" means the right to receive a portion of the amount by which the fair market value of the SAR's related Share at the time the related Option is exercised exceeds the price paid for the Share, determined in accordance with the following equation (for the purpose of the following equation, "Appreciation" equals the amount by which the fair market value of the SAR's related Share at the time the related Option is exercised exceeds the price paid for the Share, and "Tax Rate" equals the Optionee's tax rate as determined by the Code at the time the SAR is exercised):

                 Appreciation    - Appreciation = SAR Value
                 ------------
                 1 - Tax Rate

          Shares and SARs issued pursuant to the same Option grant are referred to in this Plan as "related" to each other.

          (q) "Subsidiary" means any corporation fifty percent (50%) or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

         3. Administration. This Plan will be administered by the Committee. The Board is authorized to appoint a successor to any Committee member who ceases to serve. The Board shall not appoint to the Committee any person, who, for at least one (1) year prior to his appointment to the Committee, was eligible to participate in either this Plan or any other plan of the Company or any of its affiliates that entitles participants to acquire stock, stock options, or stock appreciation rights of the Company or its affiliates. A Committee member is ineligible to participate in this Plan during the time that he serves on the Committee. The presence of both members of the Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by unanimous vote of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Committee. The Committee has the exclusive power to select the participants in this Plan, to establish the terms of the Options granted to each participant, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether the performance of an eligible Employee warrants an award under this Plan and to determine the amount of the award. The Committee has full and exclusive power to construe and interpret this Plan, to describe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the

Plan's administration. Any such determination made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

      4. Shares Subject to Option. Subject to the provisions of paragraph 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan shall be five hundred thirty thousand (530,000), less the aggregate number of Shares for which Options were granted under the Consolidated-Tomoka Land Co. Stock Option Plan effective April 26, 1990, which number was three hundred sixteen thousand (316,000) (as a result, two hundred fourteen thousand (214,000) Shares may be optioned and sold under this Plan). Such Shares may be authorized, but unissued, or may be treasury shares. If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

      5.  Participants.

          (a) Eligible Employees. Every Employee as the Committee in its sole discretion designates, is eligible to participate in this Plan. The Committee's award of an Option to a participant in any year does not require the Committee to award an Option to that participant in any other year. Furthermore, the Committee may award different Options to different participants. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their Options, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective participant to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective participant's other compensation. Participants may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised.

          (b) No Right of Employment. An Optionee's right, if any, to continue to serve the Company and its Subsidiaries as officer, Employee or otherwise will not be enlarged or otherwise affected by his designation as a participant under this Plan, and such designation shall not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any participant.

         6. Option Requirements. Each Option granted under this Plan shall satisfy the following requirements:

                 (a) Written Option. An Option shall be evidenced by a written instrument specifying (i) the number of Shares that may be purchased by its exercise, (ii) the intent of the Committee as to whether they intend the Option to be an Incentive Stock Option or a nonstatutory Option, and (iii) such terms and conditions consistent with the Plan as the Committee shall determine.

                 (b) Duration of Option. Each Option may be exercised only during the Option Period designated for the Option by the Committee. At the end of the Option Period, the Option shall expire.

                 (c) Option Exercisability. Unless otherwise provided by the Committee on the grant of an Option, each Option shall be exercisable only as to no more than one-fifth (1/5) of the total number of shares covered by the Option during each twelve (12) month period commencing twelve (12) months after the date the Option is granted. Notwithstanding the foregoing, an Option is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 11 of this Plan. To the extent an option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised, but in no case beyond the date that is ten (10) years from the date the Option is granted.

                 (d) Acceleration of Vesting. The Board may, in its discretion, provide for the exercise of Options either as to an increased percentage of shares per year or as to all remaining shares. Such acceleration of vesting may be declared by the Board at anytime before the end of the Option Period, including, if applicable, after termination of the Optionee's Continuous Service by reason of death, disability, retirement or termination of employment.

                 (e) Exercise Price. Except as provided in Sections 1(i), 7(a) and 8(a), the exercise price of each Share subject to the Option shall equal the Fair Market Value of the Share on the Option's Date of Grant.

                 (f) Termination of Services. If the Optionee ceases Continuous Service for any reason other than death, disability or retirement on or after age 65 of the Optionee, all Options held by the Optionee shall lapse immediately following the last day that the Optionee is employed by the Company, on the effective date of the termination of his services to the Company. On the grant of an Option, the Committee may, in its discretion, extend the time during which the Option may be exercised after termination of services. The maximum period that may be allowed, however, shall be ninety (90) days. Any such Option shall lapse at the earlier of the end of the Option Period or the end of the period established by the Committee for exercise after termination of services. The Option may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to any adjustment under Sections 6(d) and 13.


          (g) Death. In the case of death of the Optionee, the beneficiaries designated by the Optionee shall have one (1) year from the Optionee's demise or to the end of the Option Period, whichever is earlier, to exercise the Option, provided, however, the Option may be exercised only for the number of Shares for which it could have been exercised at the time the Optionee died, subject to any adjustment under Section 6(d) and 13.

          (h) Retirement. If the Optionee retires on or after attaining age 65, the Option shall lapse at the earlier of the end of the Option Period or ninety (90) days after the date of retirement; provided however, the Option can be exercised only for the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Sections 6(d) and 13.

          (i) Disability. In the event of termination of Continuous Service due to total and permanent disability (within the meaning of Section 22(e) (3) of the Code), the Option shall lapse at the earlier of the end of the Option Period or twelve months after the date of such termination, provided, however, the Option can be exercised only for the number of Shares for which it could have been exercised at the time the Optionee became disabled, subject to any adjustment under Sections 6(d) and 13.

         7. Incentive Stock Options. Any Option intended to qualify as an Incentive Stock Option shall satisfy the following requirements in addition to those requirements stated in Section 6 above:

          (a) Ten Percent Shareholders. An Option intended to qualify as an Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary shall be granted at an exercise price of one hundred ten percent (110%) of Fair Market Value on the Date of Grant and shall be exercisable only during the five
(5) year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Section 424(d) of the Code will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

          (b) Prior Outstanding Options. Each Option intended to qualify as an Incentive Stock Option (for purposes of this subsection, a "New Option") is exercisable only after the exercise or lapse of all outstanding Incentive Stock Options that were granted to the Optionee before the Date of Grant of the New Option ("Prior Option"). An Incentive Stock Option must be treated as outstanding until the option is exercised in full or expires because of the lapse of time.

          (c) Maximum Option Grants. The aggregate Fair Market Value, determined on the Date of Grant, of stock in the Company with respect to which any Optionee may exercise for the first time one or more Incentive Stock Options under the Plan and all other plans of the Company or its parent or Subsidiaries in any calendar year shall not exceed one hundred thousand dollars ($100,000). For purposes of this rule, Incentive Stock Options shall be taken into account in the order in which they were granted.

         8. Nonstatutory Options. Any Option not intended to qualify as an Incentive Stock Option shall be a nonstatutory Option. The grant of the nonstatutory Option, in the discretion of the Committee, may be accompanied by the grant of one Stock Appreciation Right for each Share subject to the Option. Options and SARs issued pursuant to the same grant are referred to as "related" to each other. Nonstatutory Options shall satisfy each of the requirements of
Section 6 of the Plan, except as follows:

          (a) Exercise Price. Notwithstanding the provisions of Section 6(e), nonstatutory Options may be granted at the exercise price designated by the Committee in accordance with Section 6(e) or at such other price as may be determined by the Committee in its discretion. However, in no event shall the exercise price be less than fifty percent (50%) of the Fair Market Value of the underlying Shares on the date the Option is granted.

          (b) Option Exercisability. Any nonstatutory Option which has a related SAR granted at the same time as the Option may not be exercised (i) during the six month period immediately following the Date of Grant or (ii) before the Plan is approved by a majority of the Company's shareholders.

         9.      Stock Appreciation Rights.

          (a) Exercise. SARs are exercisable to the extent, but only to the extent, that the related Option is exercisable. In addition, SARs must be exercised, if at all, by the later of the end of (i) the ninety (90) day period beginning on the date of exercise of the related Option or (ii) the ten (10) day period beginning on the third (3rd) business day following the release of the Company's official financial data for the quarter in which the related Option was exercised. Only one SAR may be exercised for each Share purchased under the related Option. SARs shall be exercised by following the same procedures as are required for the related Option.

          (b) Forfeiture of SAR. Any SARs that could be but are not exercised by the later of the end of the (i) the ninety (90) day period beginning on the date of exercise of the related Option or (ii) the ten (10) day period beginning on the third (3rd) day following the release of the Company's official financial data for the quarter in which the related Option was exercised shall be forfeited.


          (c) Termination of SARs. SARs shall terminate at the same time and under the same conditions as the related Option.

          (d) Payment on Exercise. On the exercise of a SAR, the Committee shall determine the form in which the Company shall pay the value of the SAR to the person exercising the SAR.


     10. Method of Exercise. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (a) delivers written notice to the Secretary of the Company of the decision to exercise, (b) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (c) complies with such other reasonable requirements as the Committee establishes pursuant to Section 11 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, by certified check or wholly or partially in the form of Common Stock having a Fair Market Value equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him.

         An Option granted under this Plan may be exercised in increments of not less than one hundred (100) shares, or, if greater, ten percent (10%) of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

     11.  Taxes; Compliance with Law; Approval of Regulatory Bodies.
The Company, if necessary or desirable, may pay or withhold the amount of any tax attributable to any Shares deliverable or amounts payable under this Plan, and the Company may defer making delivery or payment until it is indemnified to its satisfaction for that tax. Options and SARs are exercisable, and Shares can be delivered and payments made under this Plan, only in compliance with all applicable federal and state laws and regulations, including, without limitation, state and federal securities laws, and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the

Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securites and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. Each Option and SAR may not be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

         Each person who acquires the right to exercise an Option or SAR by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option or SAR as a condition to his exercise of the Option or SAR. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

         12. Assignability. An Option and SAR granted under this Plan is not transferable except by will or the laws of descent and distribution.
During the lifetime of an Optionee, his Incentive Stock Options are exercisable only by him. In the event that the Optionee becomes incompetent, the Optionee's nonstatutory Options and attendant SARs may be exercised in the manner described herein by the Optionee's legal guardian or the holder of a durable family power of attorney executed by the Optionee.

         13. Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options and SARs are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted under this Plan, and the price per Share payable upon exercise of each Option or SAR outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by stockholders, in any merger, any Option or SAR granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option or SAR would have been entitled to receive in connection with such event.

         14. Change in Control. The Committee may, in its sole discretion and notwithstanding the provisions of Section 6(c), provide for immediate and full exercise of an Option upon the occurrence of a change in control of the Company or Baker, Fentress & Company, a Delaware corporation. Should the Committee determine to make such a provision with respect to the grant of an Option, a representation to that effect shall be set forth in the option agreement between the Company and the Optionee governing the exercise of such Option. For purposes of this Section 14, a "change in control" means the voluntary or involuntary sale, assignment, transfer or other disposition or transfer by operation of law (other than by will, inter vivos gifts to family members for estate planning purposes, or the laws of intestate succession), of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities or partnership interests or by contract or otherwise.

         15. Liability of the Company. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by an Optionee or other person due to the exercise of an Option or SAR.

         16. Amendment and Termination of Plan. Except as provided below, the Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders. However, no amendment by the Board that requires shareholder approval as a condition (a) for the continued satisfaction of applicable requirements of Code Section 422 or any successor provision thereto or (b) of continued reliance by the Board or the Company's officers on the exemptive relief provided by Rule 16b-3 under the Securites Exchange Act of 1934, as amended, or any successor provision thereto shall be effective without shareholder approval.

         Any amendment, whether with or without the approval of shareholders, that alters the terms or provisions of an Option, Prior Option, or SAR granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Optionee to whom the Option or SAR was granted or the holder currently entitled to exercise it.

         17. Expenses of Plan. The Company shall bear the expenses of administering the Plan.

         18. Duration of Plan. Options and SARs may be granted under this Plan until April 26, 2000.

         19. Applicable Law. The validity, interpretation, and enforcement of this Plan are governed in all respects by the Laws of the State of Florida and the United States of America.

         20. Effective Date. The effective date of this Plan shall be the date specified by the Board of Directors of the Company upon its adoption of this Plan.

Adopted by the Board of                            Ratified by the Shareholders
Directors on May 3, 1995,                          on May 3, 1995.
effective April 26, 1995.